EXHIBIT 10.11

January 6, 2026

Rebecca Frey
[***]

Dear Rebecca,

On behalf of Yarrow Bioscience, Inc. (the “Company”) we are pleased to offer you employment with the Company based on the general terms that are outlined in this letter (the “Agreement”).

Position:	Chief Executive Officer
Reporting to:	Peter Fong, Chairman of the Board of Directors of the Company (the “Board”)
Employment Start Date:	January 16, 2026
Location:	Remote, CT
Annual Base Salary:	$550,000 annually, payable in semi-monthly installments and otherwise in accordance with the Company’s payroll methods and procedures, subject to all applicable taxes and withholding.
Target Bonus:	50% of Annual Base Salary
Equity:

You will be granted a stock option to purchase shares of common stock of the Company, representing approximately 5% of the fully diluted capitalization of the Company upon the closing of the Company’s Series A preferred stock financing, which stock option will have an exercise price per share equal to the fair market value of a share of common stock of the Company on the date of grant. The stock option is subject to a 4-year vesting period (with 25% of the shares vesting on the first anniversary of your Employment Start

Date and monthly thereafter) and the terms of the option agreement and the Company’s equity plan.

The following pages have more details on your offer and should be read in conjunction with the details above. If you have any questions about this information, please contact Shalini Sinha ([***]).

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More terms on your offer:

Our offer to you is contingent on:

●	Execution of a Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement (attached below) by you.
●	Satisfactory completion of your background check, satisfactory reference checks, and submission of valid proof of your identity and your legal authorization to work in the United States.
●	Your representing and warranting that you are free to enter into and perform each of the terms and conditions of this Agreement; and that your execution and/or performance of all your obligations under this Agreement does not and will not violate or breach any other agreement (including, without limitation any non-competition agreement) between you and any other person or entity.
●	The execution of the license agreement for GS-098, an anti-TSHR antibody from Changchun GeneScience Pharmaceutical Co (“GenSci”).
●	The Company’s successful completion of a Series A financing. The size of the Series A financing is preliminarily set at no less than $75 million; however, the Company will discuss in good faith with you a mutually agreed financing amount, if warranted by market conditions and revisions to the Company’s development and operational plan.

This Agreement contains the entire understanding between you and the Company regarding your employment with the Company and supersedes all prior understandings and agreements between you and the Company regarding your employment by the Company. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict-of-laws provisions.

Your continued employment is subject to compliance with applicable Company policies.

Your employment is classified as exempt from overtime and is on an at-will basis. You or the Company may terminate your employment for any reason or no reason at any time, subject to the terms and conditions set forth in this Agreement. If you choose to do so, the Company requests that you resign providing at least thirty (30) calendar days of notice. The Company will provide you with at least thirty (30) calendar days of notice to terminate your employment.

Your Position and Board Role: You will serve as the Chief Executive Officer of the Company. In addition to your executive role, you will hold the CEO-designated seat on the Board, effective as of your Employment Start Date. Your role on the Board will automatically terminate upon your separation from the Company for any reason, unless otherwise agreed in writing by the Company and you.

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Compensation: All compensation components are subject to annual review, provided that your Annual Base Salary shall not be reduced nor shall your Target Bonus percentage, except in each case as approved by the Board.

Target Bonus: The Target Bonus is a percentage of your Annual Base Salary. The actual bonus that will be payable each year to you will be based on the Company’s assessment of your performance relative to performance objectives that are agreed with you and set at the beginning of each fiscal year. If the performance goals are done for a period covering less than a full fiscal year, this bonus would be prorated for your period of employment; provided, however, that for the 2026 fiscal year, you will be entitled to a full bonus, irrespective of your Employment Start Date. Your annual bonus for each fiscal year is payable on or after the January 1 that immediately follows the last day of the fiscal year (December 31st) to which the bonus relates, but not later than by the March 15 that immediately follows such last day of the fiscal year. Except as otherwise provided in this Agreement, you must be employed by the Company at the time the bonus is paid to be eligible to receive the bonus.

Benefits: You will be eligible to participate in the Company’s employee benefit plans, subject to the eligibility requirements and other terms and conditions of those plans. These benefits include medical, dental, vision, life and disability insurance, and a 401(k) program with company match. Paid time off, including vacation, sick leave, and holidays, will be provided in accordance with the policies and practices of the Company, provided that you will be entitled to no less than four (4) weeks of vacation per year.

Reimbursement: You will be entitled to reimbursement of all expenses you incur in the course of your employment, in accordance with the terms and conditions of the Company’s reimbursement policy.

Severance: In the event that your employment with the Company is (i) terminated by the Company without Cause (as defined below) or (ii) terminated by you for Good Reason (as defined below), you shall be entitled to the following severance benefits:

●	Cash Severance: Payment equal to twelve (12) months of your Annual Base Salary at the time of termination (prior to any reduction that triggers Good Reason), subject to applicable withholdings, which cash severance will be paid to you in substantially equal installments over the twelve (12) month period from your termination date in accordance with the Company’s standard payroll practices, with the first payment paid to you within thirty (30) days following your termination date (and include any installments between your termination date and the date of the first payment) and the balance such severance paid over the remainder of such twelve (12) month period;
●	Pro Rata Bonus: Payment equal to your annual bonus for the fiscal year of your termination based on the actual performance for such fiscal year, prorated based on

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your period of employment during such fiscal year and paid at the time such bonus would have paid you if your employment had not terminated,

•

Health Coverage Continuation: The Company will pay the full cost of COBRA premiums to continue your medical, dental, and vision (as in effect for you and your eligible dependents at the time of separation) for up to twelve (12) months, or until the earliest of:

o	(a) the date you become eligible for equivalent coverage under another employer’s plan; or
o	(b) the date you are no longer eligible for COBRA continuation coverage

In the event your employment is terminated for any reason or no reason (including as described above for which you are entitled to severance), (i) you will be entitled to any earned, but unpaid base salary as of your termination date; (ii) any benefits under any employee benefit plans of the Company for which you are vested and/or entitled to receive following your termination of employment; (iii) reimbursement of any expenses incurred while you were employed by the Company, but not paid to your prior to your termination date; and (iv) other than if your employment is terminated by the Company for Cause or you resign without Good Reason, payment of any earned, but not paid, annual bonus for the prior fiscal year. Any amounts payable to you as provided in the immediately preceding sentence will be paid within the earlier of thirty (30) days following your termination date or such earlier date as required by applicable law, except that amounts will be paid or provided to you under the terms of the applicable benefit plans of the Company, which may be later than thirty (30) days and your annual bonus will be paid at such time as the bonus would have been paid if your employment had not terminated.

If your employment terminates on account of your death or is terminated by the Company following you becoming disabled (within the meaning of Company’s long-term disability plan), with respect to your annual bonus for the fiscal year in which your employment terminates, you shall be eligible to receive (or, in the event of your death, your beneficiaries shall be paid) a bonus for the fiscal year of your termination based on the actual performance for such fiscal year, prorated based on your period of employment during such fiscal year and paid at the time such bonus would have paid you if your employment had not terminated on account of your death or disability.

In the event that your employment with the Company is (i) i terminated by the Company without Cause or (ii) terminated by you for Good Reason, in each case, as a result of and within twelve (12) months following a Change in Control (as defined below), in addition to the severance as set forth above, 100% of your then-unvested equity awards (including stock options and any other equity-based awards) shall immediately vest and, if applicable, become exercisable as of the date of such termination. In addition, in the event your employment is terminated as described in this paragraph and a Change in Control occurs within six (6) months

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following your termination of employment, then any unvested equity awards (including stock options and any other equity-based awards) that were not vested as of your termination of employment will become vested and exercisable on the date of such Change in Control.

These severance benefits are subject to your execution (and non-revocation) of the Company’s standard separation and release agreement for employees.

“Cause” shall mean the occurrence of any of the following: (a) your gross negligence, breach of fiduciary duty involving personal profit, recklessness or willful misconduct, including fraud, in the performance of your duties for the Company; or (b) your conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any other felony (other than traffic related offenses) .

“Good Reason” shall mean the occurrence of any one or more of the following events without your written consent: (a) a material, adverse change in title (i.e. if you cease to have the title of Chief Executive Officer or cease reporting directly to the Board); (b) material reduction in your authority, duties or responsibilities; (c) a relocation of your principal worksite by more than fifty (50) miles; (d) a material reduction in your base salary or target bonus percentage; or (e) a material breach of this Agreement by the Company. Notwithstanding the foregoing, no event shall constitute Good Reason unless you provide written notice of objection within sixty (60) days following the occurrence of such event and the Company fails to cure the condition within thirty (30) days after receipt of such notice and, you terminate your employment within sixty (60) following the Company’s failure to cure.

A “Change in Control” shall occur if: (a) an individual or entity that is not an affiliate of the Company acquires 50% or more of the ownership interest in the Company representing a majority of the Company’s outstanding voting power immediately following such acquisition; (b) there is a merger, acquisition or similar transaction involving the Company that results in the voting securities of the Company outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity immediately following such merger, acquisition or similar transaction; (c) there is a sale of all or substantially all of the Company’s assets or (d) a majority of the Board is replaced within a twelve (12) month period by new directors who are not approved by the prior Board; provided that the following events shall not constitute a “Change in Control”: (i) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (iii) an initial public offering of any of the Company’s securities or any other transaction or series of related transactions principally for bona fide equity financing purposes;

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(iv) a reincorporation of the Company solely to change its jurisdiction; or (v) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

Legal and Advisory Expenses: The Company will reimburse the Executive for an amount not to exceed $15,000 for legal and advisory expenses incurred by the Executive in negotiating and finalizing this Agreement and all related agreements, with the understanding that such reimbursement will only be made after the Executive has commenced employment under this Agreement and will be paid within 30 days following issuance of invoices therefore.

Section 409A of the Code: This Agreement is intended to comply with, or be exempt from, the requirements of section 409A of the Internal Code of 1986, as amended (the “Code”). Accordingly, all provisions of this Agreement shall be interpreted and applied in a manner that does not result in a violation of section 409A of the Code and such provisions shall be deemed amended to comply with such requirements. Each payment under this Agreement is a separate payment and all installment payments under this Agreement are intended to be a separate payment. Payments on accounts of termination of employment shall be payable only on account of a “separation from service” under section 409A of the Code. Any payment that is deemed to constitute deferred compensation subject to section 409A of Code that is conditioned on the execution of a release and if the review and revocation period for such release spans two calendar years, payment will not commence until the second calendar year if required under section 409A of the Code. A

Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of the your death, to the extent required under section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year

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following the taxable year in which such expenses were incurred by you, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Sincerely,

/s/ Peter Fong
Peter Fong
Chairman of the Board
Yarrow Bioscience, Inc.

I accept the terms of employment as stated above.

/s/ Rebecca Frey	Dated:	1/6/26
Rebecca Frey

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PROPRIETARY INFORMATION, INVENTIONS AND NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Yarrow Bioscience, Inc., a Delaware corporation (“Yarrow”) and its subsidiaries (collectively, the “Company”), and the compensation now and hereafter paid to me, I, Rebecca Frey, hereby enter into this Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) as of January 16, 2026 and agree as follows:

1.Nondisclosure.

1.1Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign and agree to assign to Yarrow any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of Yarrow and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it

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is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2)-year period after the date my employment with the Company ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignment of Inventions.

2.1Proprietary Rights. The term “Proprietary Rights” means all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

2.2Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of

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sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Yarrow all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.

2.5Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment with the Company.

2.6Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby

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irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.Duty of Loyalty During Employment. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company; provided, however, that this restriction shall not apply to, and I shall continue to be able to serve on, my board seat with Octant, Inc.

5.No Solicitation of Employees, Consultants, Contractors, Customers Or Potential Customers. I agree that during the period of my employment with the Company and for the one (1)-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding one (1) year or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or

5.3solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

The parties agree that, for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company, or provided to the Company, any product, service or process; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company concerning any product, service or process or (iii) was solicited by the Company.

6.Non-Compete Provision. I agree that during the period of my employment and for the six (6)-month period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not within the United States or any

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other geographic region in which the Company conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise for or on behalf of any entity (a “Competing Organization”) engaged in any business activities that are competitive with the products or services offered or being provided by the Company or being developed by the Company or which the Company has definitive plans to develop. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size. The foregoing restriction shall not apply to my ownership interest in any public company so long as (i) such interest is less than five percent (5%) of the outstanding interests of such company, (ii) such interest is held solely as a passive investment and (iii) I do not, directly or indirectly, have any management, board, observer, consulting, advisory, voting or other control or influence rights with respect to such company.

7.Reasonableness of Restrictions.

7.1I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

8.No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9.Return of Company Property. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

10.Legal and Equitable Remedies.

I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to

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enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

11.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12.Publication of This Agreement to Subsequent Employers or Business Associates of Employee.

12.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

RTW Investments, LP	40 10th Avenue, 7th Floor	New York, NY 10014	www.RTWFunds.com

13.4Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Advice of Counsel.I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.8Entire Agreement.The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I am engaged by the Company as an employee or consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my provision of services to the Company.

(Remainder of page intentionally left blank.)

RTW Investments, LP	40 10th Avenue, 7th Floor	New York, NY 10014	www.RTWFunds.com

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Rebecca Frey

(Signature)

Name: Rebecca Frey

ACCEPTED AND AGREED TO BY:

YARROW BIOSCIENCE, INC.

By:	/s/ Peter Fong

Name:	Peter Fong
Title:	Chairman of the Board

RTW Investments, LP	40 10th Avenue, 7th Floor	New York, NY 10014	www.RTWFunds.com

EXHIBIT A

PREVIOUS INVENTIONS

TO:Yarrow Bioscience, Inc.

FROM: Rebecca Velez Frey

DATE: January 5, 2026

SUBJECT: Previous Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Yarrow Bioscience, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (collectively, the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below: ____

[***]

☐ Additional sheets attached.

RTW Investments, LP	40 10th Avenue, 7th Floor	New York, NY 10014	www.RTWFunds.com

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Parties	Relationship
1.
2.
3.

☐ Additional sheets attached.

RTW Investments, LP	40 10th Avenue, 7th Floor	New York, NY 10014	www.RTWFunds.com